Exhibit 3(a)

PEOPLES ENERGY CORPORATION

Amendments to By-Laws Effective December 5, 2003

Section 2.6 of Article I of the By-laws was amended effective December 5, 2003, 2003 to read in its entirety as follows:

SECTION 2.6. Proxies. At every meeting of the shareholders, each shareholder having the right to vote thereat shall be entitled to vote in person or by proxy. Such proxy may be appointed by (1) an instrument in writing subscribed by such shareholder, or (2) transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission; provided that any such transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, or other electronic transmission was authorized by such shareholder. Any such proxy must bear a date not more than eleven months prior to such meeting, unless such proxy provides for a longer period, and shall be filed with the Secretary of the Company before, or at the time of, the meeting.